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                    December 22, 2020

       Thomas Pacheco
       Chief Financial Officer
       Acushnet Holdings Corp.
       333 Bridge Street
       Fairhaven, Massachusetts 02719

                                                        Re: Acushnet Holdings
Corp.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 27,
2020
                                                            File No. 001-37935

       Dear Mr. Pacheco:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing